Exhibit 10.1

August 7, 2015

Drax Power Limited

Drax Power Station

Selby, North Yorkshire

YO8 8PH, United Kingdom

Attn: Louise Neve

Re: Agreement for the Sale and Purchase of Biomass dated May 1, 2013

Fourth Amendment

Dear Head of Back Office:

Reference is made to that certain Agreement for the Sale and Purchase of Biomass (the “Agreement”) dated May 1, 2013, by and between Drax Power Limited (“DPL”) and RTK WP Canada, ULC (“RTK”), as amended by letter agreements dated September 23, 2013, February 11, 2014 and February 25, 2015, and under which Rentech, Inc. (the “Guarantor”) guaranteed certain obligations of RTK by way of a Parent Company Guarantee dated May 1, 2013 (“the Guarantee”).

The provisions of this letter are legally binding between DPL and RTK and the Guarantor.  Unless otherwise defined, capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement, and unless expressly amended in this letter, all terms of the Agreement shall remain fully effective and shall have effect as though the provisions contained in this letter had been originally contained in the Agreement.   Each Party reserves all other rights or remedies it may have now or in the future and nothing in this letter shall be deemed to be a waiver by either Party of, or consent by us to, any breach or potential breach (present or future) of any provision of the Agreement.

Whereas:

•

The Parties agreed an amendment to the Agreement on February 25, 2015 (the “February Amendment”) which provided for, amongst other things: (i) amendments to the Annual Quantity to be delivered in various Delivery Years; (ii) allocation of Delivery Schedule Laycans in respect of Delivery Year 2; and (iii) application of a Price Reduction (as defined in the February Amendment) to Shipments 1 – 4 (inclusive) of Delivery Year 2.

•	The Parties now wish to further amend the Annual Quantity in respect of Delivery Year 2 and detail the satisfaction of a Settlement Sum (as defined below) in respect of Delivery Years 2 and 3.

10877 Wilshire Boulevard, Suite 600  •  Los Angeles, CA 90024  •  T: 310.571.9800  •  F: 310.571.9799

www.rentechinc.com

The Parties hereby agree as follows:

1.	Paragraphs 2(B) and 2(C) and Annex 1 of the February Amendment shall be deleted in their entirety.
2.	All five Shipments planned for Delivery Year 2 shall be cancelled and accordingly the following amendments shall be made to the Agreement:
(A)	Section 11 of the Commercial Terms (Delivery Year 1 and 2 Start Dates) shall be replaced with the following:

11. Delivery Year 1 and 3 Start Dates

Delivery Year 1 Start Date: 1 October 2014

Delivery Year 3 Start Date: 1 January 2016

If either the Seller or the Buyer fails to deliver or accept (as the case may be) Shipments in accordance with the applicable Delivery Schedule after the Delivery Year 3 Start Date, clause 6.1 (in respect of the Seller) and clause 6.2 (in respect of the Buyer) shall apply.

(B)	Section 12 of the Commercial Terms (Annual Quantity) shall be replaced with the following:

12. Annual Quantity

Delivery Year 1 (2014): zero (0) Tonnes of Biomass

Delivery Year 2 (2015): zero (0) Tonnes of Biomass

Delivery Year 3 (2016): 400,000 Tonnes of Biomass

Delivery Year 4 (2017): 400,000 Tonnes of Biomass

Delivery Year 5 (2018) 436,000 Tonnes, provided that the first 36,000 Tonnes of Biomass delivered in Delivery Year 5 shall be subject to a fixed discount of CAD$12.57 per Tonne of Biomass

Delivery Year 6 (2019) 436,000 Tonnes, provided that the first 36,000 Tonnes of Biomass delivered in Delivery Year 5 shall be subject to a fixed discount of CAD$15.73 per Tonne of Biomass

Delivery Year 7 (2020): 400,000 Tonnes of Biomass

Delivery Year 8 (2021): 400,000 Tonnes of Biomass

Delivery Year 9 (2022): 400,000 Tonnes of Biomass

Delivery Year 10 (2023): 400,000 Tonnes of Biomass

Delivery Year 11 (Quarters 1, 2 and 3 2024):  300,000 Tonnes of Biomass

All Tonnages referred to in this section 12 can be increased or decreased by up to 5% at the Buyer’s option.

(C)	Section 13 of the Commercial Terms (Delivery Schedule) shall be replaced with the following:

13. Delivery Schedule

The Parties shall determine the Delivery Schedule at least three (3) months and no more than six (6) months prior to the start of each Delivery Year.  If the Parties fail to agree the Delivery Schedule clause 5.2.3 shall apply.

Each Delivery Schedule shall be based on a fairly evenly phased delivery schedule over the duration of each Delivery Year based on a shipment volume of between 25,000 to 60,000 Tonnes at the Buyer's sole option (+/‑ 10% per shipment at Buyer’s option), provided that the variance in each shipment will not affect the permitted variance in the overall Annual Quantity.

Each Delivery Schedule shall comprise the number of Shipments, the tonnage intake for each Shipment and the proposed fourteen (14) day Loading Port Laycans for each Shipment.

If the Parties have failed to agree a Delivery Schedule in accordance with this section 13 or clause 5.2.2 (as relevant), pending resolution of any dispute by the Expert, the Delivery Schedule shall be deemed to be based on an evenly phased schedule over the relevant Delivery Year by reference to the Annual Quantity.

(D)

in Section 17 of the Commercial Terms (Storage Facilities) and clauses 3.3, 3.4, 4.1, 4.2, 4.5.1, 5.2.1, 11.2 and 15.1.6 (sub-clauses inclusive) reference to “the Delivery Year 2 Start Date” shall be replaced with “the Delivery Year 3 Start Date”; and

(E)	in clauses 3.3, 3.4 and 5.2.2 (sub-clauses inclusive) reference to “Delivery Year 1” shall be replaced with “Delivery Year 3”.
3.

In consideration for, and as a condition of, the amendments described in paragraph 2 RTK shall pay to DPL CAD$3,275,864 (the “Settlement Sum”).  The Settlement Sum shall be paid in accordance with the following process:

(A)	DPL shall issue an invoice in respect of half of the Settlement Sum (CAD$1,637,932) prior to 1 December 2015 and RTK shall pay such invoice by 31 December 2015; and
(B)

RTK shall reduce the Price in respect of the Shipments described in Annex 1 (each a “Relevant Shipment”) by the amounts described in Annex 1 (each a “Price Reduction”) to an aggregate total reduction of (CAD$1,637,932) (being a further half of the Settlement Sum, the “Total Reduction”).  Such Price Reductions shall be applied against the Interim Commercial Invoice of the Relevant Shipments.

4.	Without prejudice to DPL’s rights and remedies under clause 6.1 of the Agreement in respect of any Failure to Deliver by RTK of a Relevant Shipment:
(A)

in the event RTK provides notice to DPL pursuant to clause 6.1.1 of the Agreement or, failing such notice, if clause 6.1.3 of the Agreement applies in respect of a Relevant Shipment, DPL shall submit an invoice for the amount of the associated Price Reduction and RTK shall make payment to DPL of such amount within seven (7) Business Days of the date of DPL’s invoice; and

(B)

in the event RTK provides notice(s) to DPL pursuant to clause 6.1.1 of the Agreement or, failing such notice, if clause 6.1.3 of the Agreement applies in respect of two (2) Relevant Shipments, DPL shall submit an invoice for the outstanding balance of the Total Reduction (calculated as the Total Reduction less any Price Reduction(s) applied to Relevant Shipments pursuant to paragraph 3 and any Price Reduction payments made by RTK to DPL pursuant to paragraph 4(A) and RTK shall pay such sum within seven (7) Business Days of the date of DPL’s invoice.
5.	Any failure to pay any sum due in accordance with the terms of this Amendment shall, where above the level set out in clause 20.2.2, be considered an Event of Default for the purposes of clause 20.

Without prejudice to either Party’s rights or remedies under this Agreement, RTK shall have the option to settle the outstanding balance of the Settlement Sum at any time prior to the Interim Commercial Invoice for the final Relevant Shipment being issued.

The Guarantor consents to RTK entering into this letter.  The Guarantor agrees that its Guarantee remains in full force and effect as to the Agreement as amended by this letter.

This amendment and any non-contractual obligations arising out of or in connection with it are subject to the Dispute Resolution and Governing Law and Jurisdiction provisions in clauses 35 and 36 of the Agreement.

This amendment may be executed in any number of counterparts, and by any Party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this amendment as to any party hereto to produce or account for more than one such counterpart executed and delivered by such Party.  Counterparts may be executed either in original, faxed or digital transmission form and the Parties adopt any signatures received by a receiving fax machine or computer as original signatures of the Parties.

Very truly yours,
RTK WP CANADA, ULC

		By:	/s/ Sean Ebnet
		Name:	Sean Ebnet
		Title:	Senior Vice President

Acknowledged and Agreed:		Acknowledged and Agreed:
DRAX POWER LIMITED		RENTECH, INC.

By:	/s/ Deborah Keedy	By:	/s/ Sean Ebnet
Name:	Deborah Keedy	Name:	Sean Ebnet
Title:	Head of Biomass Procurement Drax Power Limited	Title:	Senior Vice President

ANNEX 1

Price Reductions

Delivery Year	Shipment	Delivery Schedule	Amount of Price Reduction
3	1	Delivery Year 3 Delivery Schedule to be agreed pursuant to Section 13 and Clause 5 of the Agreement	CAD$818,966
3	2		CAD$818,966
3	Remaining Shipments		n/a